EXHIBIT 23.03


                     Consent of Independent Auditors




   We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of The Travelers Inc. (the "Company") for the registration of
   $185,000,000 principal amount of 7 5/8% Notes due January 15, 1997 and $300,000,000 principal amount of 9 1/2% Senior Notes due March 1, 2002 of the Company, and to the incorporation by reference therein of our report: dated April 26, 1993, with respect to the combined statement of assets acquired and liabilities assumed of the Shearson Lehman Brothers and SLB Asset Management Divisions
   ("SLBD") of Lehman Brothers Holdings Inc. (formerly Shearson Lehman Brothers Holdings Inc.) as of December 31, 1992 and 1991, the related combined statement of operations of SLBD for the years then ended and the combined statement of cash provided by net income, as adjusted for non cash expenses and changes in assets acquired and liabilities assumed, exclusive of investing and financing activities for the year ended December 31, 1992, together with the notes thereto, included in the Company's Current Report on Form 8-K dated June 10, 1994, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & Young

   New York, New York
   June 10, 1994